EXHIBIT 99.1

Press Release dated February 2, 2004

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5751	(310) 208-2550
Steven C. Smith, EVP and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP

COMPLETES CHARTER CONSOLIDATION

PALO ALTO, Calif., February 2, 2004 – Greater Bay Bancorp (Nasdaq:GBBK), a $7.6 billion in assets financial services holding company, today announced that it completed the legal consolidation of its 11 bank charters into one national bank charter effective February 1, 2004. The resulting bank, named Greater Bay Bank, National Association, will continue to operate its banking offices under their former bank names in the communities they serve.

According to Byron Scordelis, President and Chief Executive Officer, “We expect this consolidation will be virtually transparent to our clients and to our local communities. Our banking offices will continue to provide the high quality client service and local decision making that have been the hallmark of our regional community banking philosophy. While the systems integration is expected to occur over the next 18 months, we anticipate that the consolidation will have the immediate benefit of simplifying our legal and regulatory compliance structure and streamlining our internal financial reporting.”

About Greater Bay Bancorp

Greater Bay Bancorp through its community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, and its operating divisions serves clients throughout the greater San Francisco Bay Area and the Central Coastal Region. ABD Insurance and Financial Services provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding future operating results, the bank subsidiary consolidation, net interest margin, net loan charge-offs, asset quality, level of loan loss reserves, growth in loans and deposits and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) any difficulties that may be encountered in integrating newly acquired businesses, consolidating the bank subsidiaries and in realizing operating efficiencies; (3) government regulation; and (4) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002. Greater Bay does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

2